Calculation of Filing Fee Tables
S-8
SL Science Holding Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $ 0.00001 per share	Other	85,000,000	$ 1.57	$ 133,450,000.00	0.000087	$ 11,610.15
Total Offering Amounts:						$ 133,450,000.00		$ 11,610.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,610.15
Offering Note
[1]	(1) Represents 85,000,000 ordinary shares, par value of $0.00001 (the "Ordinary Shares") of SL Science Holding Limited (the "Company") issuable pursuant to the Company's 2026 Equity Incentive Plan. (2) The proposed maximum offering price per Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.57 per Ordinary Share, the average of the high and low prices for the Company's Ordinary Shares as quoted on the Nasdaq Capital Market on October 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources